Exhibit 10.3

AMENDMENT 4
INBOUND FREIGHT PROGRAM APPENDIX

Contract Name: Vendors Contract Agreement- Inbound Freight Program Appendix

Amendment 4 to Product Purchase Agreement No. PR002542-060507 ("PPA") effective September 10, 2007.

Contract Description: The HP transportation between DOT HILL SYSTEMS CORP., a Delaware corporation, with offices at 2200 Faraday Avenue, Carlsbad, CA 92008, and HP appointed transportation providers for Hewlett-Packard Company ("HP") shall be referred to hereinafter as the "INBOUND FREIGHT PROGRAM". The HP business entity that will be responsible for direct management of these services will be Displays Business Unit (DBU) Division located at 20555 Tomball Parkway, Houston, TX 77070. DOT HILL SYSTEMS CORP. shall be referred to hereinafter as "Vendor" or "vendor ".

THIS AMENDMENT TO THE ABOVE REFERENCED CONTRACT IS EXECUTED BY AND BETWEEN DOT HILL SYSTEMS CORP. NAMED BELOW AND HEWLETT PACKARD COMPANY.

THIS AMENDMENT DOES NOT APPLY TO SPARE PARTS. LOGISTICS PROVISIONS WITH RESPECT TO SPARE PARTS ARE PROVIDED FOR IN EXHIBIT K TO THE PPA:

This amendment shall serve as authorization for the Vendor to arrange for shipments under HP freight contracts with the transportation providers appointed by HP as defined in the Standard Operating Procedures (SOP).

The vendor is only authorized to use the HP transportation contracts for products ultimately destined for HP. Any use of these contracts for products not destined for HP may result in legal action against the vendor. A separate Standard Operating Procedures (SOP) document will detail the necessary actions of the Vendor with regards to implementation and execution of this program.

For purposes of this Amendment, the term "Replenishment Plan" refers to the plan that is mutually agreed upon and jointly created during the forecasting/planning process between the parties which is based on Vendor’s weekly supply response to HP’s forecasts.

1.
Title transfer: Except where HP and the Vendor have otherwise agreed in writing, Vendor agrees to ship those Products identified in the Replenishment Plan to Vendor’s vendor hub or warehouse at the destination as indicated in the Replenishment Plan. With respect to Products placed in Vendor's hub or warehouse, title to the Products shall remain with Vendor and shall not transfer to HP until HP orders a specified quantity of Products from the vendor hub or warehouse and accepts delivery of the Products ordered at its facility. This article supercedes the Product Purchase Agreement with regard to title transfer.

2.
Risk of loss or damage: The risk of loss or damage to the Products shall be borne exclusively by the Vendor until HP accepts delivery of the Products ordered from the vendor warehouse or vendor hub. The vendor would be responsible for the filing of all claims for loss and

Exhibit 10.3

damage in accordance with the bills of lading issued by the carriers that transport the products owned by the vendor. This article supersedes the Product Purchase Agreement with regard to risk of loss and damage of Products held in Vendor hubs or warehouses.

3.
Transportation: HP shall be solely responsible for selecting the common carriers to transport the Products between Vendor’s manufacturing facility ("Origin") and Vendor’s hub or warehouse ("Destination") and for negotiating the freight rates and charges, and other terms and conditions, applicable to such transportation. HP agrees to pay all freight rates and charges related to the transport of the Products between the Origin and Destination and shall instruct each common carrier with whom it enters into contracts to bill only HP for such transportation services. HP further agrees to provide Vend or the names of the common carriers with whom it negotiates and enters transportation contracts and Vendor agrees to use only such carriers in arranging for the shipment of the Products.

4.
Import duties and fees: The vendor is obligated to arrange for customs clearance and documentation for Products destined for Vendor's North American hubs or warehouses using the vendor's choice of customs brokers. For shipments into North America , the vendor agrees to pay all customs duties and brokerage fees. With respect to shipments destined for the United Kingdom or Singapore, HP shall pay all customs duties and brokerage fees, and HP shall arrange for customs clearance. For any other destinations, the parties will mutually agree upon any division of obligations with respect to customs clearance, securing documentation, customs duties and brokerage fees. The vendor agrees to pay all classification penalties that may impede the flow of product to the hub, and subsequently to HP when vendor is responsible for such classification. Notwithstanding the foregoing, this provision shall not apply to the shipment of Spares or repaired Spares as set forth in Exhibit K, Section 4.

5.
Bills of Lading: The bills of lading issued by the ocean/air common carrier to Vendor will be non-rated bill of ladings. The bill of lading will identify the vendor as the shipper/consignor/exporter and as the consignee. The bills of lading will also identify HP as a notify party and as the bill to party.

6.
Demurrage Charges: The vendor will pay for all demurrage charges incurred by the vendor. However should the delay be caused by unforeseen factors and uncertainties, both parties will review the demurrage charge on a case by case basis and negotiate resolution in good faith.

7.
Expedited Transportation Charges: Obligations with respect to expediting fees are set forth in Exhibit M (Assurance of Supply and Flexibility). Requests by HP for Vendor to pay expedited fees will be supported by evidence of the amount of such fees in a manner reasonably and mutually agreed to by the parties.

8.	This amendment will terminate with the Product Purchase Agreement and/or subject to subsection 10.

Exhibit 10.3

9.	HP has the right to terminate this agreement for any reason immediately without any prior notice.

10.	All other terms and conditions of the PPA remain unchanged. All defined terms used herein shall have the definition ascribed to them in the PPA unless otherwise expressly noted herein.

	HEWLETT-PACKARD COMPANY		DOT HILL SYSTEMS CORP.
By:	/s/ Richard Gentilini	By:	/s/ Dana W. Kammersgard
Typed Name:	Richard Gentilini	Typed Name:	Dana W. Kammersgard
Title:	Director, SWD Global Procurement	Title:	CEO
DATE:	1-14-09	DATE:	1-12-09